Exhibit 10.2

PACIFIC DRILLING S.A.

2018 OMNIBUS STOCK INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT

(CEO Award)

Pacific Drilling S.A. (the “Company”) hereby grants you (the “Participant”) the following performance share units (referred to as “PSUs”) representing the right to receive an equivalent number of shares of the Company’s share capital (“Shares”). The terms and conditions of this grant of PSUs are set forth in this Performance Share Unit Agreement (this “Agreement”), as well as in the Pacific Drilling S.A. 2018 Omnibus Stock Incentive Plan (the “Plan”), which is made a part of this document. The PSUs represent performance-based restricted stock units under Section 6 of the Plan. Except as otherwise defined in this Agreement, capitalized terms have the respective meanings set forth in the Plan.

Date of Grant:	March 10, 2020

Name of Participant:	Bernie G. Wolford Jr.

Target Number of PSUs:	319,355

Performance Period:	January 1, 2019 – December 31, 2021

1.          The Award. Effective on the Date of Grant, the Company grants to the Participant under the Plan the target number of PSUs specified above (the “Target Award”), subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement. Any PSUs that do not vest or are not earned as of the end of the Performance Period shall be forfeited.

2.          Terms of the Award.

(a)         Vesting Conditions.

(i)          Subject to the terms and conditions herein, between 0% and 125% of the Target Award will vest and be earned based on the Company’s Total Shareholder Return, or TSR, relative to the Total Shareholder Return of the Peer Group for the Performance Period specified above (the “Performance Goal”) in accordance with the following matrix (the percentage of the Target Award that is earned based upon the achievement of the Performance Goal shall be referred to as “Earned PSUs”):

Company Rank	% of Target Award Earned
1	125%
2	110%
3	100%
4	50%
5	25%
6 or 7	0%

(ii)         Notwithstanding anything herein, if the Company’s absolute TSR is negative for the Performance Period, any payout under this Award will be capped at the Target Award. Further, in connection with certain transactions or developments involving the companies in the Peer Group, the Peer Group will be adjusted as follows and the percentage of the Target Award earned will be determined based on the revised chart below:

Scenario	Treatment
Peer is acquired or goes private	· If acquired within the first year of Performance Period, exclude from the Peer Group · If acquired after the first year of Performance Period, measure TSR on acquisition date
Peer goes bankrupt	· If still trading, TSR will continue to be calculated · If share price can no longer be determined, TSR will be deemed to be -100%
Two peers merge	· Acquired peer: same treatment as outlined under “peer is acquired” · Acquiring peer: continue to measure TSR

	% of Target Award Earned
Company Rank	5 Peers	4 Peers	3 Peers
1	125%	125%	125%
2	110%	110%	100%
3	100%	100%	75%
4	50%	50%	0%
5	25%	0%	n/a
6	0%	n/a	n/a

(b)         Termination of Employment or Service. Except as set forth in Section 2(c), if your employment with or service to the Company or its Affiliates terminates for any reason prior to the end of the Performance Period, subject always to any terms and conditions in the Plan or this Agreement, vesting of your PSUs immediately stops and the outstanding PSUs as of such date of termination shall be forfeited immediately.

(c)         Change of Control.

(i)          If a Change of Control event occurs prior to the end of the Performance Period, then the Performance Period shall terminate as of the date of the Change of Control event and the level of achievement of the Performance Goal shall be evaluated as of such date in accordance with Section 3.

(ii)         Following such a Change of Control, payout and vesting of the Earned PSUs will be as follows:

(A)        75% of the Earned PSUs shall vest and be settled within 30 days after the date of a Change of Control;

(B)        the remaining 25% of the Earned PSU will vest and be settled within 30 days of the earliest to occur of the following, provided you remain employed as of such date (except as otherwise set forth in subpart (3)): (1) December 31, 2021; (2) the first anniversary of the consummation of the Change of Control, or (3) the date of your termination of employment if you are terminated by your employer without Cause or you terminate your employment for Good Reason.

(iii)       If your employment is terminated by your employer without Cause (and other than due to death or disability) and such termination occurs after the entry into a signed definitive agreement which if consummated would constitute a Change of Control, then your Target Award shall remain outstanding and will be eligible to become Earned PSUs as if you had remained employed through the earlier of the date of the Change of Control or the end of the Performance Period (for the avoidance of doubt, subject to the achievement of the Performance Goal).

(iv)        On a Change of Control, any PSUs that do not become Earned PSUs shall automatically be forfeited and cancelled without any payment on the date of the Change of Control.

(d)         Definitions. For purposes of this Agreement:

(i)          “Cause” shall mean: (A) your failure to substantially perform your material duties owed to the Company or your employer, under any employment agreement between you and the Company or your employer or otherwise (other than as a result of incapacity due to physical or mental illness); (B) your gross negligence, fraud or willful misconduct in the course of your employment with your employer that has a detrimental effect on the Company, your employer or any of their Affiliates; (C) your commission of any act or your failure to take any act that the Company or your employer reasonably determines was intended by you to injure the reputation, business, or business relationships of the Company, your employer or any of their affiliates; (D) your indictment of, conviction of, or plea of guilty or nolo contendere to (1) any misdemeanor involving moral turpitude, theft, unethical business conduct or other conduct which could reflect in some material fashion unfavorably upon the Company, your employer or any of their affiliates or (2) any felony (or the equivalent of such misdemeanor or felony in a jurisdiction other than the United States); (E) your material breach of any employment agreement between yourself and your employer, including without limitation, any of the restrictive covenants contained therein; or (F) your intentional, material misappropriation, embezzlement or misuse of funds or property belonging to the Company, your employer or any of their Affiliates.

(ii)         “Good Reason” shall mean: (A) a material diminution in your title, duties or responsibilities, or the assignment to you of duties or responsibilities inconsistent in any material respect with your title, duties and responsibilities as set forth in any employment agreement between you and your employer; (B) a material reduction in your base salary, other than as part of an across-the-board reduction in the salaries of other similarly situated employees of the Company or your employer; (C) any reduction in the aggregate compensation and benefits provided to you under any employment agreement between you and your employer, other than any such reduction that is part of an across-the-board reduction in aggregate compensation and benefits provided to other similarly situated employees of the Company or your employer; or (D) any material breach by your employer of any employment agreement between yourself and your employer. Notwithstanding the foregoing, you shall not have the right to terminate your employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right you provide written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, you must terminate your employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period.

(iii)       “Peer Group” shall refer to the following companies: Transocean Ltd., Ensco plc, Rowan Companies plc, Diamond Offshore Drilling, Inc., Noble Corporation plc, and Seadrill Ltd.

(iv)        “Total Shareholder Return” or “TSR” as applied to the Company or any company in the Peer Group means stock price appreciation from the beginning to the end of the Performance Period, including dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Company or any company in the Peer Group) during the Performance Period, expressed as a percentage return, using the following formula:

TSR = (A/B)-1, with A equal to the Ending Stock Price including dividends paid and B equal to the Beginning Stock Price.

For purposes of computing TSR, the Beginning Stock Price will be the average closing price of a Share over the 9 trading days ending on the day before the first day of the Performance Period and all trading days in the first month of the Performance Period, or other relevant measurement period, and the Ending Stock Price will be the average closing price of a Share over the 30 trading days ending on the last day of the Performance Period or other measurement period. TSR of the Company or any company in the Peer Group shall be equitably adjusted to reflect any spin off, stock split, reverse stock split, stock dividend, recapitalization, or reclassification or other similar change in the number of outstanding shares of common stock.

3.          Determination and Payout of Earned PSUs.

(a)         Following the end of the Performance Period, the Committee shall, within a reasonably practicable time, determine the extent, if any, to which the Performance Goal has been achieved with respect to the Performance Period and the percentage of the Target Award, if any, earned. The Committee’s determinations shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law. Except as otherwise provided herein in connection with a Change of Control, payment in respect of the Earned PSUs shall be made promptly following the Committee’s determination, but in any event, no later than March 15 of the year following the end of the Performance Period (such date being the “Payment Date”). Any PSUs that do not become Earned PSUs shall automatically be forfeited and cancelled without any payment.

(b)         All payments in respect of earned PSUs shall be made in freely transferable Shares, which shall be subject to the Company’s policies, including its insider trading policy. No fractional Shares shall be issued pursuant to this Award, and any fractional Share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole share.

4.          Issuance of Shares; Legends.

(a)         The Company, in its sole discretion, may elect to deliver any Shares acquired pursuant to this Agreement either in certificate form or electronically to a brokerage account established for your benefit at a brokerage/financial institution selected by the Company, containing such legends as may be required pursuant to applicable securities laws or any other agreement to which you are a party. You agree to complete and sign any documents and take any additional actions that the Company may request to enable it to deliver the Shares on your behalf.

(b)         You agree that the Shares which you may acquire pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal, state, or foreign securities laws. You also agree that (i) the Company may refuse to register the transfer of the Shares acquired pursuant to this Agreement on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (ii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of such Shares.

5.          Nontransferability of PSUs. You may not sell, transfer, pledge, exchange, hypothecate or dispose of the PSUs. A breach of these terms of this Agreement shall cause a forfeiture of the PSUs.

6.          No Shareholder Rights. The PSUs granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Shares prior to the date Shares are issued to you in settlement of the Award.

7.          Tax Matters.

(a)         Tax Liability and Withholding. You shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to you, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes prior to the issuance of any Shares. In order to satisfy any federal, state or local tax withholding obligations arising from the settlement of the PSUs under this Agreement, the Company shall withhold from the Shares to be issued upon such settlement, Shares with a value equal to the minimum statutory amount required to be withheld. The value of the Shares to be withheld shall be based on the Fair Market Value on the date that the amount of tax required to be withheld is determined.

(b)         Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption therefrom, and all such provisions shall be construed and interpreted accordingly. For purposes of Section 409A of the Code, each payment made under this Agreement will be treated as a separate payment. Notwithstanding anything contained herein to the contrary, if necessary to avoid penalties under Section 409A of the Code, the Participant will not be considered to have terminated employment for purposes of this Agreement unless the Participant would be considered to have incurred a "separation from service” within the meaning of Section 409A of the Code.

8.          Compliance With Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Shares available for issuance.

9.          Clawback. Notwithstanding anything to the contrary contained herein, the Company may cancel the PSUs if you violate any non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate, including any covenants contained in the Pacific Drilling Global Employee Handbook (after having been given notice of any such violation and giving effect to any applicable cure period set forth therein), as determined by the Company in good faith. In such event, you will forfeit any compensation, gain or other value realized thereafter on the vesting or settlement of the PSUs, the sale or other transfer of the PSUs, or the sale of Shares acquired in respect of the PSUs, and must promptly repay such amounts to the Company.

10.        Retention Rights. This Agreement does not give you the right to serve as a member of the Board or be retained by the Company or its Affiliates in any other capacity. The Company and its Affiliates reserve the right to terminate your employment or service at any time and for any reason subject to the terms of your employment agreement.

11.        Tax Disclaimer. You agree that you are responsible for consulting your own tax advisor as to the tax consequences associated with the grant and vesting of your PSUs. The tax rules governing PSUs are complex, change frequently and depend on the individual taxpayer’s situation.

By accepting this grant of PSUs, you acknowledge that any tax liability or other adverse tax consequences to you resulting from the grant or vesting of the PSUs will be the responsibility of, and will be borne entirely by, you. YOU ARE THEREFORE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR BEFORE ACCEPTING THE GRANT OF THESE PSUS.

12.        The Plan and Other Agreements. The text of the Plan is incorporated in this Agreement by reference. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan. This Agreement (including any attachments and, where applicable, references to the Employment Agreement) and the Plan constitute the entire understanding between you and the Company regarding this grant of PSUs. Any prior agreements, commitments or negotiations concerning this grant of PSUs are superseded. To the extent the terms of this Agreement conflict with the terms of the Plan, the terms of this Agreement shall prevail.

13.        Miscellaneous Provisions.

(a)         You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company has reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of PSUs does not in any way create any contractual or other right to receive additional grants of PSUs (or benefits in lieu of PSUs) at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation) the times when PSUs will be granted, the number of Shares offered, and the vesting schedule, will be at the sole discretion of the Company.

(b)         You understand and acknowledge that participation in the Plan ceases upon termination of your service to the Company for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

14.        Applicable Law. This Agreement will be interpreted and enforced under the laws of the State of Texas (without regard to their choice of law provisions).

*            *            *

By clicking “Agree” below, you acknowledge receipt of a copy of the Plan, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Agreement and the Plan document; (b) you understand and agree that the Plan and the Agreement, including any attachments, constitute the entire understanding between you and the Company regarding this award of PSUs, and that any prior agreements, commitments or negotiations concerning this grant of PSUs are replaced and superseded; (c) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this grant of PSUs prior to accepting this Agreement and that you have either consulted such counsel or voluntarily declined to consult such counsel and (d) any tax liability or other adverse tax consequences to you resulting from the grant or vesting of the PSUs will be the responsibility of, and will be borne entirely by, you.

In addition, by clicking “Agree” below you are consenting to receive documents from the Company and Solium Capital Inc. or any future plan administrator (the “Administrator”) by means of electronic delivery. You agree that you have received notice that delivery of the Agreement, prospectus, prospectus updates, annual reports of the Company, and any other documents that the Company is required or desires to deliver to you as a result of your participation in the 2018 Omnibus Stock Incentive Plan, or any other equity or incentive plans maintained or adopted by the Company in the future (the “Incentive Plans”) will be made electronically through the Administrator’s website or via the most recent email account that the Company has on file for you at the time of the document distribution. If documents are posted to the Administrator’s website rather than emailed directly to you, then the Company or the Administrator will send you an email notifying you that a document or documents have been posted and instruction on how to access those documents. You understand that in order to view these documents you will need a connection to the internet, you will need to log into your email and/or the Administrator’s intranet page, and you will need to have internet web browsing software and software that can process PDF documents, such as Adobe Reader, installed on the computer you are using in order to view the documents being delivered to you. These programs and an internet connection are available on your workplace computer. If you are attempting to access these documents from your home computer and you do not have access to this software, the Company will provide you with free software and technical assistance in order to access the documents. The only cost to you of viewing the documents electronically should be any charges you may incur for connection to the internet, to the extent you do not access the documents from your work computer and you do not have access to a free internet connection outside of work. This consent shall be effective for the entire time that you are a participant in the Incentive Plans.

PACIFIC DRILLING S.A.

By:	/s/ Bernie G. Wolford Jr.

Title:	Chief Executive Officer